Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-80081, 333-33130, 333-47388, 333-70620, 333-98135 and 333-108345) of Silicon Storage Technology Inc. of our report dated January 15, 2008 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Silicon Storage Technology, Inc. which appears in Silicon Storage Technology Inc.’s Annual Report on Form 10-K filed on January 16, 2008.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 18, 2008